AEP Industries Inc. Announces Pricing of $200 Million Senior Note Offering

SOUTH HACKENSACK, N.J., April 7, 2011 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") announced today that it priced $200 million aggregate principal amount of 8-1/4% senior notes due 2019 (the "New Notes") in connection with its previously announced private placement offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The closing of the private placement offering is expected to occur on April 18, 2011, subject to customary closing conditions.

The New Notes will mature on April 15, 2019 and interest on the New Notes will accrue and be payable semi-annually in arrears commencing October 15, 2011 at the rate of 8.250% per annum. The New Notes will yield net proceeds of approximately $195.4 million, after deducting the initial purchasers' commissions and expenses payable by the Company. The proceeds from the offering of the New Notes will be used to purchase the Company's existing 7.875% senior notes due 2013 (the "existing notes") pursuant to its previously disclosed tender offer and consent solicitation, to pay the related fees and expenses and, to the extent necessary, to redeem any existing notes that remain outstanding upon completion of the tender offer and consent solicitation. The Company intends to use the remaining proceeds from the offering to repay all or a portion of the amounts outstanding under its credit facility.

The New Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy the New Notes, nor shall there be any sale of New Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Company Information and Forward Looking Statements

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

This press release contains forward-looking statements conveying management's expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the offering of the New Notes, including the contemplated size of such offering and any possible completion of such offering. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Contact:	Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com